Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
MB Bancorp, Inc.
We consent to the incorporation by reference in the Registration Statement (No. 333-212357) on Form S-8 of MB Bancorp, Inc. of our report dated March 5, 2018, with respect to the consolidated 2017 financial statements of MB Bancorp, Inc. which report appears in MB Bancorp, Inc.’s 2017 Annual Report on Form 10-K/A.
Salisbury, Maryland
April 2, 2018